UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 12, 2010

CKE Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11313	33-0602639
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6307 Carpinteria Ave., Ste. A, Carpinteria, California		93013
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(805) 745-7500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Introductory Note

On July 12, 2010, CKE Restaurants, Inc., a Delaware corporation (the “Company”), completed its merger (the “Merger”) with Columbia Lake Acquisition Corp. (“Merger Sub”), a Delaware corporation and indirect wholly-owned subsidiary of Columbia Lake Acquisition Holdings, Inc., a Delaware corporation (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of April 18, 2010, by and among Parent, Merger Sub and the Company (the “Merger Agreement”). As a result of the Merger, the Company is now an indirect wholly-owned subsidiary of Parent. Parent is controlled by investment entities affiliated with Apollo Management VII, L.P. (“Apollo”).

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 5.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) on July 12, 2010 that each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (other than shares held by the Company, Parent, Merger Sub or their subsidiaries) was cancelled and automatically converted into the right to receive $12.55 per share in cash, without interest, and requested that the NYSE file with the Securities and Exchange Commission an application on Form 25 to delist and deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended. Trading of the Common Stock on the NYSE will be suspended as of the opening of trading on July 13, 2010.

Item 3.03 Material Modification to Rights of Security Holders.

Effective as of the closing of the Merger, each share of Common Stock (other than shares held by the Company, Parent, Merger Sub or their subsidiaries) was cancelled and automatically converted into the right to receive $12.55 in cash, without interest and less any applicable withholding taxes.

Item 5.01 Changes in Control of Registrant.

On July 12, 2010, Apollo consummated the acquisition of the Company through the Merger of Merger Sub with and into the Company. The Company is the surviving corporation in the Merger and is an indirect wholly-owned subsidiary of Parent.

The aggregate purchase price paid for all equity securities of the Company was approximately $704.1 million. The purchase price was funded by (i) $600 million of senior secured second lien notes, (ii) equity financing from affiliates of Apollo, (iii) a $100 million senior secured revolving credit facility, which was undrawn at closing, and (iv) capital leases, certain prior debt and cash of the Company.

A copy of the joint press release issued by the Company and Apollo on July 12, 2010 announcing the consummation of the Merger is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, all the directors of the Company prior to the Merger voluntarily resigned from the Company’s board of directors effective as of the effective time of the Merger on July 12, 2010.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the effective time of the Merger, on July 12, 2010, the certificate of incorporation of Merger Sub immediately prior to the Merger became the certificate of incorporation of the Company (except with respect to the name of the Company) and the Company amended its by-laws to be in the form of the by-laws of Merger Sub immediately prior to the Merger, each in accordance with the terms of the Merger Agreement.

Copies of the certificate of incorporation and amended and restated by-laws are attached hereto as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated by reference into this Item 5.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Description	Exhibit Number
Certificate of Incorporation of CKE Restaurants, Inc.	3.1
Amended and Restated Bylaws of CKE Restaurants, Inc.	3.2
Press Release issued by the Company on July 12, 2010	99.1
announcing the consummation of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CKE Restaurants, Inc.

July 12, 2010	By:	/s/ Theodore Abajian

Name: Theodore Abajian
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

3.1	Certificate of Incorporation of CKE Restaurants, Inc.
3.2	Amended and Restated Bylaws of CKE Restaurants, Inc.
99.1	Press Release issued by the Company on July 12, 2010 announcing the consummation of the Merger.